EXHIBIT 99.1

Fort Lauderdale, FL, 21 November 2000 - STREICHER MOBILE FUELING, INC. ("SMF") (Nasdaq:FUEL and FUELW) has announced the appointment of RICHARD E. GATHRIGHT, 46, as Chief Executive Officer and President. Gathright, who will also be joining the Board of Directors, succeeds STANLEY H. STREICHER, the company founder, who will remain Chairman of the Board of Directors.

Gathright, a veteran of over 25 years in energy and energy related logistics businesses, will be responsible for all SMF management, operations and the design and implementation of a corporate growth strategy to enhance shareholder equity value. Most recently, Gathright was retained by senior management of domestic and international energy companies as an advisor regarding operational and financial matters. Previously, he was the President and Chief Operating Officer of TransMontaigne Inc., a publicly owned company with over $5 billion in revenues and $330 million in shareholder equity primarily providing logistical services to major energy companies and Fortune 500 industrial customers. Prior to that position, Gathright was the President and Managing Director - North American Operations of Aberdeen Petroleum PLC, a British public company engaged in international petroleum operations.

Streicher commented, "Richard Gathright brings to SMF an impressive track record of managing growth-oriented businesses and will provide the expertise and enthusiasm to lead SMF in achieving its objective in not only becoming the dominant mobile fueling services provider, but also expanding the business into other energy service areas. His ability to develop, direct and lead an effective and aggressive management team will have a major impact on the operations and future success of SMF".

Gathright stated, "Building a strong capital foundation will be paramount in the go-forward strategy of SMF, and developing joint alliance relations with industry partners and supporting the country's increasing use of environmentally friendly alternative fuels will be principal objectives".

SMF provides mobile fueling services, primarily to customers operating large fleets of vehicles (such as national courier services, major trucking lines, hauling and delivery services, utilities and governmental agencies). Company-owned custom fuel trucks deliver fuel on regularly scheduled or as needed basis directly to vehicles at customers' locations, assuring SMF customers a dependable supply of fuel at competitive prices. A patented proprietary electronic fuel system is used to measure, record, and track fuel dispensed to each vehicle fueled at a customer location allowing verification of the amount of fuel delivered and providing customers with customized fleet fuel data for management analysis and tax reporting. SMF currently has 106 mobile fueling trucks in operation from 15 locations in 6 States.

Safe Harbor Statement: Except for the historical data contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those expectations. Among the factors that could

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cause actual results to differ materially are the timing and success of expansion activities, the ability to develop new customers and locations, the volatility of the prices and supply and demand for oil and gas, the usual hazards associated with the oil and gas transportation industry (including spills, explosions and other unforeseen hazards), trends in outsourcing, competition from companies with greater resources, and increases in regulatory requirements. Please read the section entitled "Certain Factors Affecting Future Operating Results" in the Company's Annual Report on Form 10-K on file with the Securities and Exchange Commission.